  EXHIBIT 99.1

1606 Corp. Engages Moody Capital Solutions as Placement Agent

Phoenix, AZ – March 18, 2026 – 1606 Corp. (the “Company”) today announced that it has entered into an engagement agreement with Moody Capital Solutions, Inc. member FINRA/SIPC (“Moody Capital”) to act as the Company’s sole exclusive placement agent and/or financial advisor.

As previously disclosed, the Company has signed a PSA to acquire a 55-megawatt power generation facility and a 50,000 square-foot climate-controlled, data center-ready infrastructure site located on approximately 132 acres in Texas. The transaction is designed to support Data-Centers and AI-related infrastructure and remains subject to the execution of customary closing conditions.

Under the terms of the engagement, which commenced on February 18, 2026, Moody Capital will advise the Company on capital markets and financing matters through December 31, 2026.

“We believe this engagement positions the Company to efficiently access the capital markets as we advance our strategic initiatives,” said Austen Lambrecht, Chief Executive Officer of 1606 Corp. “Moody Capital's capital markets and advisory expertise will support our corporate development and strategic planning objectives.”

The engagement includes customary cash and equity-based compensation tied to the successful completion of financings, as well as reimbursement of certain out-of-pocket expenses.

About 1606 Corp.

1606 Corp. focuses on technology infrastructure and artificial intelligence applications. The Company is led by CEO Austen Lambrecht and a board of directors with extensive experience in enterprise technology, software development, and public company operations.

For more information, please visit cbdw.ai.

About Moody Capital Solutions

Moody Capital Solutions, Inc. is a registered broker-dealer and member of FINRA/SIPC providing investment banking and capital markets advisory services. For more information, visit www.moodycapital.com.

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Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to reliance on unaudited statements, the Company's need for additional funding, the impact of competitive products and services and pricing, the demand for the Company's products and services, and other risks that are detailed from time-to-time in the Company's filings with the SEC. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in the Company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports, and in other documents the Company has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

1606 Contact

Austen Lambrecht

CEO, 1606 Corp.

austen@1606corp.com

cbdw.ai

SOURCE: 1606 Corp.

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